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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Check the appropriate box:
/ / Preliminary proxy statement           / / Confidential,
                                              for Use of the Commission Only
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/x/ Definitive additional materials
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                         THE COLUMBIA GAS SYSTEM, INC
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                (Name of Registrant as Specified in Its Charter)

                         THE COLUMBIA GAS SYSTEM, INC
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                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total Fee Paid:

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     /x/ Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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how it was determined.


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Dear Shareholder:

         At the 1993 annual shareholders' meeting, I announced that I would be retiring when Columbia's Chapter 11 bankruptcy proceedings were further advanced to allow new management to lead the reorganized company. Both the Corporation and Columbia Gas Transmission Corporation expect to file reorganization plans with the U.S. Bankruptcy Court prior to April 18, 1995. I am optimistic that consideration and approval of the plans of reorganization will move forward promptly.

         Following the 1993 shareholders' meeting, the Board of Directors established a committee of outside directors to conduct a nationwide search for the most qualified executive to succeed me. As a result of its extensive recruiting efforts, the search committee recommended to the Board at its March 15th meeting that Mr. Oliver G. Richard, III, be elected to the Board and the offices of Chairman, Chief Executive Officer, and President of the Corporation. The Board accepted that recommendation and elected Mr. Richard to those positions effective as of the close of business on April 28, 1995. Mr. Richard was assigned to the class of directors standing for election in 1996. I wholeheartedly support Mr. Richard's selection, which has also been enthusiastically endorsed by the Official Committee of Equity Security Holders in Columbia's bankruptcy proceedings. Following Mr. Richard's assumption of his duties, I will retire.

         Columbia is fortunate to have an executive as qualified as Mr. Richard to lead the Corporation in meeting the challenges and securing the opportunities that lie ahead. Mr. Richard, 42, has a distinguished record. In 1992 he was elected Chairman of New Jersey Resources Corporation, where he had been President and Chief Executive Officer since 1991. He was also President and Chief Executive Officer of New Jersey Natural Gas Company, New Jersey Resources Corporation's principal operating company. Previously, he was with Enron Corporation, where he was President and Chief Executive Officer of Northern Natural Gas Company from 1989 to 1991 and, from 1987 to 1989, Senior Vice President and then Executive Vice President of Enron Gas Pipeline Group. Mr. Richard also served as Vice President and General Counsel of Tenngasco, a Tenneco Corporation subsidiary, from 1985 to 1987, and as a Commissioner of the Federal Energy Regulatory Commission from 1982 to 1985.

         Mr. Richard serves on the boards of National Westminster Bank USA, Monmouth College and Monmouth Medical Center. He is a member of the National Petroleum Council and a board member of the American Gas Association.

         To attract an executive of this caliber, the Corporation has entered into an employment agreement with Mr. Richard that provides a base salary of $750,000 per year, subject to such increases as may be approved by the Board. Mr. Richard does not presently own any shares of the Corporation's Common Stock. The agreement provides for a grant of 10,000 shares of the Corporation's Common Stock upon Mr. Richard's initiation of employment with the Corporation, and 5,000 shares per year on December 31 of each of the years 1995, 1996, and 1997, if he is employed by the Corporation on those dates. In addition, subject to the receipt of necessary approvals, on the thirtieth day after the Corporation is discharged from bankruptcy, Mr. Richard will receive a grant of options to purchase, at the then prevailing market price, 100,000 shares of the Corporation's Common Stock. If the options cannot be issued as of the thirtieth day following the Corporation's discharge from bankruptcy but are issued later, Mr. Richard will receive a cash payment equal to the excess, if any, of the exercise price over the fair market value of the shares on the thirtieth day following discharge from bankruptcy.

         Under the terms of the employment agreement, the Corporation will compensate Mr. Richard for certain items that he will forfeit as a result of his terminating employment with New Jersey Resources Corporation. This compensation is not expected to exceed $100,000. Besides being eligible to participate in all incentive compensation plans and employee benefit programs provided to other senior executives of the Corporation, Mr. Richard may receive, upon retirement, supplemental pension payments to make up the difference, if any, between the Corporation's pension benefits and those Mr. Richard would have received from his present employer.

         The employment agreement further provides for severance benefits to be paid to Mr. Richard in the event his employment is terminated without cause. The severance benefits would include payment of Mr. Richard's annual base salary, incentive compensation and fringe benefits for a period of 24 months. If his employment is terminated before the first anniversary of the signing of the agreement, Mr. Richard would receive his annual base salary, incentive compensation, and fringe benefits for the remainder of the first year, in addition to the 24-month salary, incentive compensation and fringe benefits.
If Mr. Richard's employment is terminated due to a change in control of the Corporation (as defined in the agreement), the period of severance benefits is extended from 24 to 36 months, but the amount that may be paid to Mr. Richard, which would constitute "parachute payments" under the Internal Revenue Code, will be limited to the extent necessary to avoid the imposition of an excise tax under the Internal Revenue Code.

         Since the Corporation and Columbia Gas Transmission expect to file Chapter 11 reorganization plans shortly with the Bankruptcy Court, I am pleased to announce that Columbia will be initiating a toll-free number
(1-800-863-5331) that investors can call beginning April 17 to hear a recorded message regarding developments in the proceedings.

         This letter is intended to supplement the Annual Report and Proxy Statement that have been mailed to you under separate cover.

                                                        Sincerely yours,


                                                        John H. Croom
                                                        March 15, 1995